Exhibit 10.1

ASTRONOVA, INC.

STOCK REPURCHASE AGREEMENT

This Stock Repurchase Agreement (this “Agreement”) is made as of May 1, 2017, by and among AstroNova, Inc., a Rhode Island corporation (the “Company”), and the trust established by Albert W. Ondis by Declaration of Trust dated December 4, 2003, as amended (the “Selling Shareholder”).

WHEREAS, the Selling Shareholder currently holds eight hundred sixty-two thousand three hundred and five (862,305) shares of the Company’s common stock, par value $0.05 per share (the “Common Stock”).

WHEREAS, the Selling Shareholder desires to sell eight hundred twenty-six thousand three hundred and five (826,305) shares of Common Stock (the “Shares”), and the Company desires to repurchase the Shares from the Selling Shareholder on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Repurchase of Shares.

1.1 Repurchase. Subject to the terms and conditions of this Agreement, the Selling Shareholder hereby agrees to sell to the Company, and the Company hereby agrees to purchase from the Selling Shareholder, the Shares at the per Share price of $13.60, for an aggregate repurchase price of $11,237,748 (the “Repurchase Amount”).

1.2 Closing. The closing shall occur as soon as soon as practicable following the date of this Agreement (the “Closing”).

1.2.1 Delivery. On the day of the Closing, the Selling Shareholder shall cause its broker to deliver the Shares to Computershare, N.A. (“Computershare”), which delivery shall be made through the facilities of the Depository Trust Company’s DWAC system. The Company shall deliver a letter to Computershare, in a form acceptable to Computershare, which letter shall include the broker name, phone number and number of Shares to be transferred, instructing Computershare to accept the DWAC.

1.2.2 Payment. On the day of Closing, upon confirmation that (x) the Shares have been transferred and delivered to the Company and (y) such transfer and delivery has been acknowledged and recorded by Computershare, the Company shall deliver payment for the Shares by wire transfer in accordance with instructions from the Selling Shareholder.

2. Representations and Warranties of the Selling Shareholder. The Selling Shareholder hereby represents, warrants and agrees to the Company as follows:

2.1 Title to Shares. As of immediately prior to the Closing, the Selling Shareholder holds the Shares, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than pursuant to this Agreement.

2.2 Authority; Enforceability. Albert W. Ondis III has full power and authority as Trustee of the Selling Shareholder to enter into this Agreement on behalf of the Selling Shareholder, and to cause the Selling Shareholder to perform its obligations under this Agreement, including the obligation to sell, assign, transfer and deliver the Shares under this Agreement, and has taken all action necessary to authorize the transactions effected hereby. This Agreement has been duly and validly executed and delivered by, and is the valid, legal and binding obligation of, the Selling Shareholder, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (i) will not violate any rule, regulation, judgment, decree or order by which the Selling Shareholder may be bound and (ii) will not require on the part of the Selling Shareholder any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency, except for the filing of such notices as may be required under the Securities Act of 1933, as amended, and such filings as may be required under applicable state securities laws.

2.3 No Conflicts. The performance of this Agreement and the consummation of the transactions contemplated hereby will not result in a material breach or violation by the Selling Shareholder of any of the terms or provisions of, or constitute a material default by the Selling Shareholder under, any indenture, mortgage, deed of trust, trust (constructive or other), loan agreement, lease, franchise, permit, authorization, license or other agreement or instrument to which the Selling Shareholder are a party or by which the Selling Shareholder or any of their respective properties may be bound, or any judgment, decree, order, rule or regulation of any court of governmental agency or body applicable to the Selling Shareholder or any of its respective properties.

2.4 No Legal, Tax, or Investment Advice. The Selling Shareholder has had an opportunity to review the federal, state, local, and foreign tax consequences of its sale of the Shares to the Company. The Selling Shareholder understands that nothing in this Agreement or any other materials presented to the Selling Shareholder in connection with the sale and purchase of the Shares constitutes legal, tax, or investment advice. The Selling Shareholder has consulted such legal, tax, and investment advisors as the Selling Shareholder, in its sole discretion, has deemed necessary or appropriate in connection with the sale of the Shares hereunder. The Selling Shareholder acknowledges that it shall be responsible for its own tax liability that may arise as a result of its sale of the Shares to the Company or the transactions contemplated by this Agreement.

2.5 Available Information. The Selling Shareholder has adequate information concerning the business and financial condition of the Company as, in its judgment, is necessary for it to make an informed decision with respect to the Shares and the Company. The Selling Shareholder acknowledges that the Company may possess material, non-public information which it has not disclosed, and the Selling Shareholder agrees to enter into the transaction regardless of this information disparity. The Selling Shareholder agrees to waive, and hereby waives, any claims related to this information disparity.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Selling Shareholder as follows:

3.1 Authority; Enforceability. The Company has full power and authority to enter into, and perform its obligations under this Agreement, including its obligation to purchase the Shares under this Agreement, and has taken all action necessary to authorize the transactions effected hereby. This Agreement has been duly and validly executed and delivered by, and is the valid, legal and binding obligation of, the Company, enforceable in accordance with its terms except as such enforceability may be limited by laws of general application relating to bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (i) will not violate any rule, regulation, judgment, decree or order by which the Company may be bound and (ii) will not require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency, except for the filing of such notices as may be required under the Securities Act of 1933, as amended, and such filings as may be required under applicable state securities laws.

3.2 No Conflicts. The performance of this Agreement and the consummation of the transactions contemplated hereby will not result in a material breach or violation by the Company of any of the terms or provisions of, or constitute a material default by the Company under, any indenture, mortgage, deed of trust, trust (constructive or other), loan agreement, lease, franchise, permit, authorization, license or other agreement or instrument to which the Company is a party or by which the Company or any of its properties may be bound, or any judgment, decree, order, rule or regulation of any court of governmental agency or body applicable to the Company or any of its properties.

4. Closing Conditions.

4.1 Conditions to Company’s Obligations. The Company’s obligation to purchase the Shares at the Closing is subject to the fulfillment to the Company’s satisfaction on or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Company:

4.1.1 The representations and warranties made by the Selling Shareholder in Section 2 hereof shall be true and correct when made and as of the Closing.

4.1.2 All covenants, agreements and conditions contained in this Agreement to be performed by the Selling Shareholder on or prior to the Closing shall have been performed or complied with.

4.1.3 No action shall have been taken and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the proposed transactions by any legislature, administrative agency, court or other governmental authority which would make consummation of the proposed transactions pursuant to this Agreement illegal or render Company or the Selling Shareholder unable to consummate the proposed transactions.

4.2 Conditions to Obligations of the Selling Shareholder. The obligations of the Selling Shareholder to sell and convey the Shares at the Closing is subject to the fulfillment to the satisfaction of the Selling Shareholder, on or prior to the Closing of the following conditions, any of which may be waived in whole or in part by the Selling Shareholder:

4.2.1 The representations made by Company in Section 3 hereof shall be true and correct when made and as of the Closing.

4.2.2 All covenants, agreements and conditions contained in this Agreement to be performed by Company on or prior to the Closing shall have been performed or complied with.

4.2.3 No action shall have been taken and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the proposed transactions by any legislature, administrative agency, court or other governmental authority which would make consummation of the proposed transactions pursuant to this Agreement illegal or render Company or the Selling Shareholder unable to consummate the proposed transactions.

5. Miscellaneous.

5.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Rhode Island, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions.

5.2 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

5.3 Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Selling Shareholder.

5.4 Notices, Etc. All notices and other communications required or permitted hereunder shall be given in writing and shall be personally delivered; sent by facsimile transmission or electronic transmission; or sent by registered or certified U.S. mail, return receipt requested and postage prepaid; or by private overnight mail courier service, as follows:

(i)	If to the Company, to:

        AstroNova, Inc.

        600 East Greenwich Avenue

        West Warwick, RI 02893

        Attention: Chief Executive Officer

        Facsimile: (401) 822-0139

        Email: gwoods@astronovainc.com

        (with a copy to)

        Foley Hoag LLP

        155 Seaport Boulevard

        Boston, Massachusetts 02210-2600

        Attention: Peter M. Rosenblum, Esq.

        Facsimile: (617) 832-7000

        Email: PMR@foleyhoag.com

(ii)	If to the Selling Shareholder, at the address set forth below:

        Albert W. Ondis Declaration of Trust

        515 Beach Road

        Fairfield, Connecticut 06824

        Attention: Albert W. Ondis III

        Email: aondis@hotmail.com

        (with a copy to)

        Hinckley, Allen & Snyder LLP

        100 Westminster Street, Suite 1500

        Providence, Rhode Island 02903

        Attention: Margaret D. Farrell, Esq.

        Email: mfarrell@hinckleyallen.com

or to such other person or address as any party shall have specified by notice in writing to the other parties. If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by facsimile transmission or electronic transmission, such communication shall be deemed delivered the day of the transmission or, if the transmission is not made on a business day before 5:00 p.m. at the place of receipt, the first business day after transmission (and sender shall bear the burden of proof of delivery); if sent by U.S. mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal; and if sent by overnight courier, such communication shall be deemed delivered upon receipt.

5.5 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto under this Agreement upon the breach or default of any other party hereto under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of a party hereto under this Agreement of any breach or default under this Agreement, or any waiver on the part of any party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to a party hereto, shall be cumulative and not alternative.

5.6 Expenses. The Company and the Selling Shareholder shall each pay their own expenses, including any legal expenses, in connection with the transactions contemplated by this Agreement.

5.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

5.8 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

ASTRONOVA, INC., a Rhode Island corporation

By:	/s/ Gregory A. Woods
Name: Gregory A. Woods
Title: President and Chief Executive Officer

SELLING SHAREHOLDER:

Albert W. Ondis Declaration of Trust dated December 4, 2003, as amended

By:	/s/ Albert W. Ondis III
Name: Albert W. Ondis III
Title: Trustee

Signature Page to Stock Repurchase Agreement